Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is entered into as of May 12, 2021 (the “Effective Date”) by MusclePharm Corporation, a Nevada corporation (the “Company”), and Joseph Cannata, a California resident (“Service Provider”). The Company and the Service Provider are referred to in this Agreement individually as a “party” and collectively as the “parties.”

Recitals

WHEREAS, The Company is, among other things, in the business of developing and selling athletic performance powders, capsules, tablets and gels;

WHEREAS, In connection with the Company’s strategy to grow sales of its MP Energy drinks and other beverage products (collectively, the “Products”), the Company desires to engage the Service Provider upon the terms and subject to the conditions in this Agreement; and

WHEREAS, The Service Provider desires to provide such services to the Company upon the terms and subject to the conditions in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Performance Activities. The Company hereby engages the Service Provider, and the Service Provider accepts such engagement, to, on a non-exclusive basis, generate sales of the Products (the “Performance Activities”). Without limiting the foregoing, the Performance Activities will include (i) developing sales and pricing strategies for the Products, (ii) advising on the creation of marketing materials, (iii) advising on the creation and implementation of promotional activities, (iv) developing target lists of sales prospects and (v) making sales calls to customers and prospective customers. The Company shall have sole discretion over (i) products pricing and other sales terms, (ii) any other customer decisions (including decisions whether to sell to particular customers and the quantities to be sold), (iii) production decisions, including products formulations, products manufacturers and quantities produced, (iv) any other decisions that require the expenditure of funds by the Company, including marketing and promotional activities and (v) any action or omission that the Company determines might be injurious to its brand or reputation.

1.1.	Expense Advance. The Company shall provide to the Service Provider an advance of $20,000 each month during the Term; provided, that, the advance shall cease to be due and payable when sales of the Products first reach 25,000 cases per month for more than four consecutive months. Such amount shall be offset against the Profit Share Payments, as provided for herein. The $20,000 shall be paid on the first date of every month beginning May 1, 2021. Notwithstanding the foregoing, for purposes of this section, cases of the Products sold to the channels listed on Schedule A shall not be included in calculating the number of cases sold.

2.	Option Grants.

2.1.	Option Grant. On the date of this Agreement, the Company shall grant to the Service Provider an option for 1,673,994 shares of Common Stock (the “Option”). The Option shall be issued pursuant to a separate option agreement, substantially in the form attached to this Agreement as Exhibit 1. The Option shall be exercisable at the closing bid price of the Common Stock on the date of this Agreement, have an exercise term of ten (10) years (subject to acceleration upon a Sale of the Company) and vest as provided for herein. The foregoing terms also shall be reflected in the option agreement.

2.2.	First Tranche Vesting. 836,997 shares of Common Stock issuable pursuant to the Option (the “First Tranche Grant”) shall be exercisable from and after the achievement of the following milestones:

2.2.1.	Net Revenue solely from distributors and Retailers, excluding (i) the channels listed on Schedule A and (ii) sales originated by Company personnel from distributors and Retailers, shall equal or exceed $12.5 million for any consecutive twelve (12) month period following the Effective Date; and

2.2.2.	Net Revenue solely from distributors and Retailers, excluding (i) the channels listed on Schedule A and (ii) sales originated by Company personnel from distributors and Retailers, shall be $12.5 million for the twelve (12) months subsequent to the period in Section 2.2.1.

2.3.	Second Tranche Vesting. 836,997 additional shares of Common Stock issuable pursuant to the Option (the “Second Tranche Grant” and, together with the First Tranche Grant, the “Option Grants”) shall be exercisable from and after the achievement of the following milestones:

2.3.1.	Net Revenue from all sources shall equal or exceed $25.0 million for any consecutive twelve (12) month period following the Effective Date; and

2.3.2.	Net Revenue from all sources shall be $25.0 million for the twelve (12) months subsequent to the period in Section 2.3.1.

Notwithstanding the foregoing, if a Sale of the Company is consummated after the achievement of the event set forth in Section 2.3.1 and prior to the second anniversary of the Effective Date, vesting of the Second Tranche Grant shall accelerate effective and conditioned upon the consummation of the Sale of the Company. “Sale of the Company” shall mean (i) a merger, tender offer, consolidation or other similar transaction resulting in the sale of the Company to an unaffiliated third party in which the holders of the Company’s outstanding common stock immediately prior to such transaction do not hold a majority of the common stock of the combined entity immediately following such transaction, or (ii) the sale of all or substantially all of the Company’s assets to an unaffiliated third party. Sales of stock by Ryan Drexler in one or more transactions in the open market or in which all stockholders do not have the right to participate shall not constitute a Sale of the Company.

2.4.	Additional Vesting Conditions. Notwithstanding anything to the contrary herein, vesting of the Option Grants shall be subject to the following:

2.4.1.	If, after the first anniversary of the Effective Date and prior to the achievement of the milestones set forth in Sections 2.2 and 2.3, the Company enters into a binding agreement for a Sale of the Company that provides for total net consideration payable on the closing date of the transaction of at least $100.0 million, the Option shall not be exercisable and, in lieu of the ability to exercise any portion of the Option, the Company shall make a one-time payment to the Service Provider equal to 1% of the net consideration actually received in connection with the Sale of the Company (the “Sale Bonus”), such amount to be payable as promptly as reasonably practicable following and conditioned upon the Sale of the Company. Notwithstanding anything to the contrary in this Agreement, if the Company enters into a letter of intent for the Sale of the Company prior to the first anniversary of the Effective Date, then the Service Provider shall not be entitled to the Sale Bonus.

2.4.2.	The Option shall not be exercisable if, prior to the achievement of the milestones set forth in Sections 2.2 and 2.3, (i) this Agreement is terminated pursuant to Section 4 or (ii) the Company enters into a binding agreement for the Sale of the Company.

2.5.	Definitions. As used in this Agreement:

2.5.1.	“Retailers” shall mean any retail establishment that sells the products with the sole exception of the accounts listed in Schedule A.

2.5.2.	“Common Stock” shall mean common stock of the Company.

2.5.3.	“Net Revenue” shall mean all amounts received by the Company from sales of the Products, less discounts and allowances, promotional fees and freight paid to customers or third parties as an inducement to carry or distribute the Products.

3.	Profit Share.

3.1.	Profit Share Payments. In consideration of the provision of the Performance Activities, the Company shall make quarterly payments to the Service Provider in amounts equal to 17.5% of the gross profit attributable to the Products (each such quarterly payment a “Profit Share Payment”), calculated as Net Revenue from distributors and Retailers, excluding (i) the channels listed on Schedule A and (ii) sales originated by Company personnel from distributors and Retailers, less costs of goods sold, which such deduction shall include costs allocated to copackers, raw material, component providers and freight (“Gross Profit”). For the avoidance of doubt, point of sale/display fees and retail program costs shall be borne by the Company and shall not be included in the calculation of Gross Profit; provided, however such fees shall be included in the calculation of Gross Profit if they exceed $1.00 per case of the Products. Notwithstanding anything to the contrary herein, any Profit Share Payments otherwise due and payable in respect of that portion of the sales of the Products that exceed 25,000 cases in a given month shall be reduced by any un-reimbursed advances made pursuant to Section 1.1.

3.2.	Period. For the purpose of quarterly Profit Share Payments, Gross Profit shall be calculated for the three month periods ended March 31, June 30, September 30 and December 31 and Profit Share Payments shall be made by the Company no later than fifty (50) days after the end of each quarter.

3.3.	Termination. If this Agreement is terminated pursuant to Section 4 on or prior to the end of a calendar quarter, then no Profit Share Payments shall be due the Service Provider for the quarter in which the Agreement is terminated.

3.4.	Sale of the Company. Upon consummation of a Sale of the Company, Profit Share Payments pursuant to this Section 3 shall cease accruing immediately, and all accrued but unpaid amounts shall be paid out by the Company to the Service Provider as promptly as reasonably practicable.

4.	Term and Termination.

4.1.	Term. This Agreement shall continue in effect (i) unless terminated by the mutual agreement of the parties or pursuant to Section 4.2 or (ii) until the consummation of a Sale of the Company. The term of this Agreement is referred to herein as the “Term.”

4.2.	Termination for Cause. The Company may terminate this Agreement at any time if the Service Provider or Jason May (who may in the future be an employee of a separate service provider) (i) commits an act or engages in conduct which might reasonably be considered (a) to be immoral, deceptive, scandalous or obscene or (b) to injure, tarnish, damage or otherwise negatively affect the reputation and goodwill associated with the Company or the Products or (ii) represents a competitive sports nutrition product with the exception of products produced by Weird Beverages or Daytrip Beverages.

4.3.	Survival. Section 7 (Confidentiality), Section 8.2 (Limitations), Section 9 (Intellectual Property) and Section 10 (Miscellaneous Provisions) shall survive expiration or termination of this Agreement for any reason and, except as expressly provided, expiration or termination will not affect any obligations arising prior to the expiration or termination date. For the avoidance of doubt, no shares will be issuable under the Option to the extent the right to such shares has not vested prior to the expiration or termination of the Term.

5.	Representations and Warranties.

5.1.	By the Company. The Company represents and warrants to the Service Provider that, as of the Effective Date: (i) it is a corporation duly organized, validly existing and in good standing under the laws of Nevada; (ii) it has authority to enter into and perform this Agreement without restriction and that this Agreement is a valid and binding obligation on it; (iii) the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate actions; and (iv) the execution, delivery and performance of this Agreement by the Company, and its compliance with the provisions hereof, do not and will not constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company is bound.

5.2.	By the Service Provider. The Service Provider represents and warrants to the Company that it shall perform its obligations under this Agreement (i) in accordance with the terms of this Agreement, (ii) in a timely, professional, commercially diligent basis, in accordance with generally accepted industry and professional standards, procedures and practices, and (iii) the execution, delivery and performance of this Agreement by the Service Provider, and its compliance with the provisions hereof, do not and will not constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Service Provider is bound.

6.	Trademarks and Other Usage of Intellectual Property. The Service Provider may not use the Company’s name, trademarks, service marks, logos, other similar marks or other designations of source or origin or any other Company Intellectual Property Rights (as defined in Section 9.1) without the Company’s prior written approval, except to perform its obligations under this Agreement.

7.	Confidentiality

7.1.	Confidential Information. All confidential or proprietary information and data of the Company, including without limitation manufacturing, products, pricing, customer, marketing, financial and other commercial information or data, Intellectual Property Rights and information related to any of the foregoing that is or has been provided by or on behalf of the Company in connection with this Agreement or any related negotiations or discussions, whether communicated in writing or orally or by any other method, and the terms of this Agreement (collectively, “Confidential Information”) will, during the Term and for a period of three (3) years thereafter, be maintained in confidence by the Service Provider and will not be disclosed by the Service Provider to a third party or used for any purpose except to perform its obligations under this Agreement without the prior written consent of the Company.

7.2.	Return of Materials. Upon expiration or termination of this Agreement for any reason, the Service Provider will promptly: (i) return to the Company all documents and other material containing Confidential Information (other than this Agreement itself), including copies; or (ii) certify to the Company that it has destroyed all such documentation and other materials.

8.	Remedies.

8.1.	Generally. Except as otherwise expressly set forth in this Agreement, the rights and remedies under this Agreement are cumulative and in addition to any other available rights or remedies under any agreement, at law or in equity.

8.2.	Limitations. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED INCOME, LOST REVENUES OR LOST PROFITS), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF THE PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH INJURY, DAMAGE OR EVENT.

9.	Intellectual Property.

9.1.	As used in this Agreement, “Intellectual Property Rights” mean all patents, rights to inventions, registered and unregistered trade and service marks, copyrights, rights in the nature of copyright, registered designs and unregistered design rights, rights in know-how, trade secrets and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of those rights together with all reversions, revisions, extensions and renewals, all registrations and pending registrations, the benefit of any pending applications for such registrations and the right to apply for registrations or for the protection of such rights and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringement).

9.2.	All Intellectual Property Rights related to the Products in existence as of the Effective Date will remain the exclusive property of the Company.

9.3.	The Company shall own all Intellectual Property Rights related to the Products that arise during the Term through the provision of the Performance Activities pursuant to this Agreement; provided that the Service Provider will own, and the Company will have no claim of ownership to, the Intellectual Property Rights developed solely by the Service Provider during the Term that are related solely to the Service Provider’s processes in connection with the Performance Activities.

9.4.	Except as expressly provided in this Agreement, no rights are granted to the Service Provider and all rights not expressly granted by the Company to the Service Provider are reserved.

10.	Miscellaneous Provisions

10.1.	Notices. Any notice, request or other document to be given hereunder to a party is effective when received and must be given in writing and delivered in person or sent by overnight courier or registered or certified mail, return receipt requested, as follows (or to such updated address provided by a party):

If to the Service Provider:	Joseph Cannata
3980 Clay Street
San Francisco, CA 94118

If to the Company:	MusclePharm Corporation
4500 Park Granada, Suite 202
Calabasas, California 91302
Attn: Ryan Drexler, Chief Executive Officer

10.2.	Other Rights. No waiver of any breach of any one or more of the conditions or covenants of this Agreement by a party will be deemed to imply or constitute a waiver of a breach of the same condition or covenant in the future, or a waiver of a breach of any other condition or covenant of this Agreement.

10.3.	Severability. If any provision or the scope of any provision of this Agreement is found to be unenforceable or too broad by judicial decree, the parties agree that the provisions will be curtailed only to the extent necessary to conform to law to permit enforcement of this Agreement to its full extent.

10.4.	Entire Agreement; No Reliance. Each of the parties agrees and acknowledges that this Agreement, including Schedule A hereto, (i) constitutes the entire agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter of this Agreement, and (ii) is not intended to confer any rights or remedies, or impose any obligations, on any person other than the parties. Each of the parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement, and each of the parties further waives any claim against the other party that the other party has failed to disclose any fact, occurrence or other matter that relates in any way to its entry into this Agreement.

10.5.	Amendments and Modifications. This Agreement may be modified only by a written agreement signed by both parties.

10.6.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, and any attempted assignment shall be without effect. This Agreement will be binding on and will benefit any and all successors, trustees, permitted assigns and other successors in interest of the parties.

10.7.	Relationship of Parties. The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other person.

10.8.	Applicable Law. This Agreement will be construed and enforced in accordance with the laws of the State of Nevada (excluding the choice of law provisions thereof).

10.9.	Publicity. Neither party has the right to issue a press release, statement or publication regarding the terms and conditions of or the existence of this Agreement without the prior written consent of the other party; provided that the Company shall be entitled to make such disclosures as it deems necessary or appropriate under the federal securities laws of the United States or the listing rules of any securities exchange on which the Company is listed or seeking listing.

10.10.	Counterparts. This Agreement may be executed by electronic transmission in portable document format (.pdf) and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

10.11.	Letter of Intent. In accordance with Section 10.4 of this Agreement, the parties’ Letter of Intent dated January 20, 2021, is superseded by this Agreement.

10.12.	Interpretation. In construing this Agreement, (i) use of the singular includes the plural and vice versa; (ii) “include” or “including” shall mean without limitation by reason of enumeration, (iii) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision, (iv) except where the context otherwise requires, the word “or” is used in the inclusive sense; and (v) the words “shall” and “will” will be construed as equivalents and neither word shall be deemed to be more permissive than the other.

[Signature page follows]

IN WITNESS WHEREOF, the parties execute this Agreement as of the Effective Date.

MUSCLEPHARM CORPORATION

By:	/s/ Ryan Drexler
Name:	Ryan Drexler
Title:	CEO

JOSEPH S. CANNATA

/s/ Joseph S. Cannata

Schedule A

Excluded Channels

1.	Muscle & Strength
2.	Coupang
3.	Nutrition Systems
4.	Reva Sports
5.	DNA
6.	Europa
7.	Amazon
8.	Bodybuilding.com
9.	Military

Exhibit 1

Option Agreement

(attached)

MUSCLEPHARM CORPORATION

This STOCK OPTION AGREEMENT (this “Agreement”) dated as of May 12, 2021, is entered into by and between MusclePharm Corp., a Nevada corporation (the “Company”), and Joseph Cannata, a California resident (the “Grantee”).

1.	DEFINITIONS.

This Agreement incorporates by reference the Transaction Agreement, dated May 12, 2021 by and between the Company and the Grantee, a copy of which is attached in Appendix A (the “Transaction Agreement”). Capitalized terms that are not defined in this Agreement shall have the same meaning as defined in the Transaction Agreement.

2.	GRANT OF STOCK OPTIONS.

(a) Stock Option Grant. Subject to the terms and conditions provided in this Agreement, the Company hereby grants to the Grantee, on the Effective Date, an option (the “Stock Option”) to purchase up to 1,673,994Shares of the Company’s common stock, par value $0.001 (the “Common Stock”). As used in this Agreement, a “Share” shall mean a share of Common Stock. The Stock Options are free standing stock options and therefore not granted under an equity plan, and are non-statutory options (that is, an option that is not intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended). The Stock Option is granted to the Grantee in respect of the Grantee’s Service. As used in this Agreement, “Service” shall mean the services that Grantee provides to the Company or any subsidiary in a capacity as a consultant, advisor or independent contractor.

(b) Exercise Price. The exercise price per Share for the Stock Options is $1.12 (the “Exercise Price”), which shall be the closing bid price of a Share on the Effective Date.

3.	VESTING; EXERCISE; CESSATION OF SERVICE.

(a) Vesting. The term “vest” as used herein with respect to the Stock Option or any portion thereof means to become exercisable and the term “vested” with respect to the Stock Option (or any portion thereof) means that the Stock Option (or portion thereof) is then exercisable. Unless earlier terminated, forfeited, relinquished, or expired, the Stock Option will vest as follows, subject to the term of the Transaction Agreement (the “Term”) being in effect from the Effective Date through such vesting date; provided, however, this Agreement and the Stock Options granted hereunder will terminate no later than on the 10th anniversary of the Effective Date and will not vest thereafter. The vesting of the Grantee’s rights and interest in the Stock Options shall be determined in accordance with this Section 3.

(i) First Tranche Vesting. 836,997 Shares issuable pursuant to the Stock Option (the “First Tranche Grant”) shall be exercisable from and after the achievement of the following milestones:

(A) Net Revenue solely from distributors and Retailers, excluding (1) the channels listed on Schedule A and (2) sales originated by Company personnel from distributors and Retailers, shall equal or exceed $12.5 million for any consecutive twelve (12) month period following the Effective Date; and

(B) Net Revenue solely from distributors and Retailers, excluding (1) the channels listed on Schedule A and (2) sales originated by Company personnel from distributors and Retailers, shall be $12.5 million for the twelve (12) months subsequent to the period in Section 3(a)(i)(A).

(ii) Second Tranche Vesting. 836,997 additional Shares issuable pursuant to the Stock Option (the “Second Tranche Grant”) shall be exercisable from and after the achievement of the following milestones:

(A) Net Revenue from all sources shall equal or exceed $25.0 million for any consecutive twelve (12) month period following the Effective Date; and

(B) Net Revenue from all sources shall be $25.0 million for the twelve (12) months subsequent to the period in Section 3(a)(ii)(A).

(C) Notwithstanding the foregoing, if a Sale of the Company is consummated after the achievement of the event set forth in Section 3(a)(ii)(A) and prior to the second anniversary of the Effective Date, vesting of the Second Tranche Grant shall accelerate effective and conditioned upon the consummation of the Sale of the Company.

(iii) Additional Vesting Conditions. Notwithstanding anything to the contrary herein, vesting of the Stock Options (both the First Tranche Grant and the Second Tranche Grant) shall be subject to the following: if, after the first anniversary of the Effective Date and prior to the achievement of the milestones set forth in Sections 3(a)(i) and 3(a)(ii), the Company enters into a binding agreement for a Sale of the Company that provides for total net consideration payable on the closing date of the transaction of at least $100.0 million, the Stock Option shall not be exercisable and, in lieu of the ability to exercise any portion of the Stock Option, the Company shall make a one-time payment to the Grantee as and subject to the applicable terms set forth in the Transaction Agreement.

(iv) Exercise of the Stock Option.

(A) No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be pursuant to the terms of this Agreement and must be in written or electronic form acceptable to the Company, signed (including by electronic signature) by the Grantee or, if at the relevant time the Stock Option has passed to a permitted transferee, the permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office and be accompanied by payment in full.

(B) The Stock Option shall not be exercisable and shall terminate upon the earliest of any of the following events occurring, prior to the achievement of the milestones set forth in Sections 3(a)(i) and 3(a)(ii): (A) this Agreement is terminated pursuant to Section 3(a)(iv)(C), (B) the Term ends, or (C) except as provided in Section 3(a)(ii)(C), the Company enters into a binding agreement for the Sale of the Company.

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(C) Notwithstanding anything to the contrary in this Agreement, in no event shall the Stock Option be exercisable beyond the Term. If this Stock Option is not exercised by the Term, the Stock Option or any remaining portion thereof will thereupon immediately terminate.

(b) Cessation of Service. Automatically and immediately upon the Term of the Transaction Agreement ceasing to be in effect (the “Termination of Services”), the Stock Option, to the extent not already vested, will terminate and be forfeited for no consideration, and the vested portion of the Stock Option that is then outstanding will be treated as follows:

(i) Subject to clause (ii) below, the Stock Option, to the extent vested immediately prior to the Termination of Services, will remain exercisable until the expiration of the Term.

(ii) The Stock Option (whether or not vested) will immediately terminate and be forfeited immediately prior to the Termination of Services if such termination is for Cause. As used in this Agreement, “Cause” shall mean any event or occurrence that is a termination for cause under the Transaction Agreement.

4.	METHOD OF PAYMENT.

Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Grantee: (a) cash; (b) check; (c) with Shares owned by the Grantee, or the withholding of Shares that otherwise would be delivered to the Grantee as a result of the exercise of the Stock Options; or (d) such other consideration or in such other manner as may be determined by the Board in its absolute discretion.

5.	TRANSFERABILITY.

The Stock Options granted hereby are not transferable and shall be exercisable only by the Grantee. In addition, the Stock Options shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Stock Options shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Stock Options, or in the event of any levy upon the Stock Options by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. The terms of these Stock Options shall be binding upon the executors, administrators, successors and assigns of the Grantee.

6.	NO RIGHTS OF STOCKHOLDER; ISSUANCE OF SHARES UPON EXERCISE.

Neither the Grantee nor any other person shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares purchasable or issuable upon the exercise of the Stock Options, in whole or in part, prior to the date on which the Shares are issued. Upon exercise of the Stock Options and payment of the Exercise Price, the Company shall issue to the Grantee the number of Shares so paid for, in the form of fully paid and nonassessable Common Stock.

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7.	WITHHOLDING.

The Grantee is responsible for satisfying and paying all taxes arising from or due in connection with the Option, its exercise or a disposition of Shares acquired upon exercise of the Option. The Company will have no liability or obligation related to the foregoing.

8.	EFFECT ON SERVICE.

Neither the grant of the Stock Option, nor the issuance of Shares upon exercise of the Stock Option, will give the Grantee any right to be retained in the service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Grantee at any time, or affect any right of the Grantee to terminate the Grantee’s Service at any time.

9.	GOVERNING LAWS.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada (excluding the choice of law provisions thereof).

10.	SUCCESSORS.

This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and its legal representatives, successors and permitted assigns.

11.	SEVERABILITY.

In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained in this Agreement.

12.	ENTIRE AGREEMENT.

This Agreement, and the Transaction Agreement, express the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

13.	HEADINGS.

Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

14.	ADDITIONAL ACKNOWLEDGEMENTS.

By their signatures below (including electronic signatures), the Grantee and the Company agree that the Stock Options are granted under and governed by the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

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The Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the date first above written.

MusclePharm Corporation

By:	/s/ Ryan Drexler
Name:	Ryan Drexler
Title:	CEO

Agreed and Accepted:

Joseph Cannata

By:	/s/ Joseph Cannata

APPENDIX A

[TRANSACTION AGREEMENT]

1

Schedule A

Excluded Channels

1.	Muscle & Strength
2.	Coupang
3.	Nutrition Systems
4.	Reva Sports
5.	DNA
6.	Europa
7.	Amazon
8.	Bodybuilding.com
9.	Military

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